Exhibit 99.1


                                                                 News Release

Contact:

Scott N. Greenberg
Chief Executive Officer
(410) 379-3640

                 GP STRATEGIES ANNOUNCES SETTLEMENT WITH EDS OF
                        LEARNING TECHNOLOGIES LITIGATION

NEW YORK - November 29, 2005 -- GP Strategies Corporation (NYSE:GPX), a global provider of training, e-Learning solutions, management consulting, and engineering services, today announced that it had settled its remaining claims against Electronic Data Systems Corporation, as successor to the Systemhouse subsidiaries of MCI Communications Corporation, arising out of the Company's 1998 acquisition of Learning Technologies. Pursuant to the settlement, EDS will make a cash payment of $9 million to the Company by December 14, 2005 and the parties will exchange general releases. EDS denied liability in the settlement and has stated that it agreed to settle to avoid the uncertainties of litigation. The related fraud claims against MCI have not been settled.

In connection with the spin-off of National Patent Development Corporation by GP Strategies, which occurred on November 24, 2004, GP Strategies agreed to make an additional capital contribution to National Patent Development in an amount equal to the first $5 million of any proceeds (net of litigation expenses and taxes incurred, if any), and 50% of any proceeds (net of litigation expenses and taxes incurred, if any) in excess of $15 million, received with respect to the foregoing litigation claims and a related arbitration claim.

After payment of legal fees related to the litigation, the proceeds received by the Company from the settlement will be approximately $7 million. The Company had previously incurred approximately $1 million of expenses with respect to the litigation and will incur approximately $2.4 million of taxes relating to the receipt of the litigation proceeds, so the net proceeds with respect to the litigation claim for purposes of the agreement with National Patent Development are approximately $3.6 million. The net proceeds with respect to the related arbitration award for purposes of the agreement with National Patent Development were approximately $13.9 million, for total net proceeds of approximately $17.5 million.

Pursuant to the agreement with National Patent Development, GP Strategies made a $5 million additional capital contribution to National Patent Development out of the proceeds of the arbitration award and will make an additional capital contribution of approximately $1.25 million to National Patent Development out of the proceeds of the litigation settlement.


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GP  Strategies,   whose  principal  operating   subsidiary  is  General  Physics
Corporation,  is a NYSE  listed  company  (GPX).  General  Physics  is a  global
provider  of  training,   e-Learning  solutions,   management  consulting,   and
engineering   services,   improving  the   effectiveness   of  organizations  by
customizing solutions to meet the specific needs of clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information about GP Strategies
may  be  found  at   www.gpstrategies.com   and   about   General   Physics   at
www.gpworldwide.com.

The   forward-looking   statements   contained  herein  reflect  GP  Strategies'
management's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of GP Strategies, including, but not limited to the risks and uncertainties detailed in GP Strategies' periodic reports and registration statements filed with the Securities and Exchange Commission.

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